Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
•	Reports quarterly revenue of $1.5 billion

•	Delivers quarterly diluted earnings per share from continuing operations of $0.55

•	Generates free cash flow of $211 million for the quarter, 14% of revenue

•	Expects 2010 full year diluted earnings per share from continuing operations to be in range of $2.35 — $2.65
New York, New York, January 29, 2010 — Dover Corporation (NYSE: DOV) announced today that for the fourth quarter ended December 31, 2009, it had earnings from continuing operations of $102.4 million or $0.55 diluted earnings per share (“EPS”), compared to $169.6 million or $0.91 EPS from continuing operations in the prior-year period, each representing a 40% decrease. Revenue from continuing operations for the fourth quarter of 2009 was $1.5 billion, a decrease of 12.7% over the prior year period. Dover’s 19.3% decline in organic revenue was partially offset by net growth from acquisitions of 4.4% and a favorable foreign exchange impact of 2.2%.
Earnings from continuing operations for the twelve months ended December 31, 2009 were $371.9 million or $1.99 EPS, compared to $694.8 million or $3.67 EPS in the prior year period, representing a 46% decrease. Revenue from continuing operations for the twelve months ended December 31, 2009 was $5.8 billion, down 23.7% over the prior year period representing decreases in organic revenue of 23.9% and foreign exchange of 1.7%, partially offset by a favorable impact of 1.9% in net growth from acquisitions.
Commenting on the fourth quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “While year-over-year comparisons remain difficult due to the global recession in 2009, I’m pleased with the way Dover performed in the fourth quarter and during the year. We had a solid fourth quarter performance as a result of continued modest recovery in several of our key end-markets, including those served by Electronic Technologies, Energy and Product Identification. Operating margins were 13.1%, and free cash flow generation was strong at $211 million for the quarter. We also closed four add-on acquisitions in the fourth quarter which will enhance our positions in energy, product identification, refrigeration and food service equipment.
“As we began 2009, we had two primary goals: we wanted to maintain double-digit operating margin and generate free cash flow in excess of 10% of revenue. We exceeded both goals. Full year operating margin was 12.3% and free cash flow was 11.8% of revenue. We also continued to position Dover for long-term growth through our pursuit of several key initiatives, most notably our global supply chain program, as well as through strategic add-on acquisitions.

“Looking forward, we expect full year 2010 revenue growth of 7% — 9%, representing organic revenue growth of 4% — 6%, plus growth of 3% from acquisitions completed in 2009. Based on this revenue assumption, we expect full-year EPS to be in the range of $2.35 — $2.65. We are well-positioned in our markets, confident in our strategies and fully expect to leverage any improvements in our end-markets.”
Net earnings for the fourth quarter of 2009 were $99.0 million or $0.53 EPS, including a loss from discontinued operations of $3.4 million or $0.02 EPS, compared to net earnings of $120.7 million or $0.65 EPS for the same period of 2008, which included a loss from discontinued operations of $48.9 million or $0.26 EPS. Net earnings for the twelve months ended December 31, 2009 were $356.4 million or $1.91 EPS, which included a loss from discontinued operations of $15.5 million or $0.08 EPS, compared to net earnings of $590.8 million or $3.12 EPS for the same period of 2008, including a loss from discontinued operations of $103.9 million or $0.55 EPS. The fourth quarter and full year losses from discontinued operations largely reflect a loss provision for a business expected to be sold in 2010.
Dover will host a webcast of its fourth quarter 2009 conference call at 9:00 A.M. Eastern Time on Friday, January 29, 2010. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s fourth quarter 2009 results and its operating companies can also be found on the Company website, including an investor supplement containing a reconciliation of free cash flow and other non-GAAP measures to the most directly comparable GAAP measures.
Dover Corporation is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.